EXHIBIT 99.1
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           S M I T H F I E L D   F O O D S   N E W S    R E L E A S E



FOR IMMEDIATE RELEASE                                       For More Information
                                                                   Aaron D. Trub
                                                                    757-365-3000



                    John 0. Nielson Resigns As President And
                Chief Operating Officer Of Smithfield Foods, Inc.
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         NORFOLK, Virginia, November 12, 1996 - - Joseph W. Luter, III, Chairman
and Chief Executive  Officer of Smithfield Foods Inc., today announced that John
0. Nielson has resigned as President and Chief Operating Officer, and as a Director, of Smithfield Foods, Inc., effective immediately.

         Lewis R. Little, President and Chief Operating Officer of Gwaltney of Smithfield, Ltd., a wholly-owned subsidiary of Smithfield Foods, Inc., has been appointed President and Chief Operating Officer of the Company, replacing Mr. Nielson. Mr. Little is 53 years old.

         Timothy A. Seely, Vice President, Sales and Marketing, Fresh Meats of Gwaltney, will replace Mr. Little as President and Chief Operating Officer of Gwaltney. Mr. Seely is 47 years old.

         "John Nielson made a large contribution to the success of Smithfield Foods during his relatively short tenure as the Company's president and chief operating officer, and for this we thank him. Because of his efforts and those of the strong management team currently in place throughout the Company, Smithfield Foods had a good second quarter, which ended October 27, and is looking forward to a successful holiday season," Luter said.

         "Lewis Little has done an outstanding job at Gwaltney over the last three years, leading that company to record profitability in fiscal 1996, and again setting a record pace in fiscal 1997. I have total confidence in Lewis and believe he will make an outstanding contribution to the future success of Smithfield Foods in his new position as president and chief operating officer," Luter said.